Exhibit 10.1

AGREEMENT

      AGREEMENT made this 1st day of July, 2007 ("the Effective Date"), by and between Pharmachem Laboratories, Inc. ("Pharmachem"), a New Jersey corporation having a place of business at 265 Harrison Avenue, Kearny, New Jersey 07032, and IGI, Inc. ("IGI"), a Delaware corporation having a place of business at 105 Lincoln Avenue, Buena, New Jersey 08310.

W I T N E S S E T H :

      WHEREAS, IGI is a developer and manufacturer of ingredients and finished products for a number of applications, and has been licensed exclusive rights to use the Novasome® technology (hereafter defined) and the trademark Novasome® in connection therewith; and

WHEREAS, Pharmachem is a manufacturer and marketer of value-added bulk ingredients and finished products for cosmetic, personal care and other applications; and

WHEREAS, Pharmachem desires to market such Products (hereinafter defined) that incorporate the Novasome® technology, in connection with the trademark Novasome®; and

WHEREAS, IGI is willing to sublicense to Pharmachem the exclusive rights to do so, in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

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ARTICLE I. DEFINITIONS

      1.    "Novasome® Technology" means the patented, proprietary lipid vesicle encapsulation and delivery technology, licensed by IGI from Novavax Inc. for use in, among other things, the development and manufacture of dermatological ingredients and finished products.

      2.    "Products" means ingredients and finished products intended for use in cosmetic and personal care dermatological applications, which are developed and manufactured by IGI using the Novasome® Technology, for marketing, promotion and sale in connection with the Trademark through the Trade Channels in the Territory (all hereafter defined).

3. Trademark means the trademark Novasome® licensed by IGI from Novovax, Inc. for ingredients and finished products incorporating the Novasome® Technology.

4. "Trade Channels" means direct sales and direct marketing channels, i.e., multi-level marketing and door-to-door sales.

5. "Territory" means the United States of America, and other countries set forth in writing in by the parties, either as an attachment hereto or as an Addendum executed subsequent to this Agreement.

6. "Services" means services rendered in connection with new ingredients and new products based on the Novasome® Technology.

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ARTICLE II. SUBLICENSES

1. IGI hereby sublicenses to Pharmachem the exclusive rights to market, promote and sell the Products during the term of this Agreement.

2. IGI hereby sublicenses to Pharmachem the exclusive right to use the Trademark in connection with the marketing, promotion and sale of the Products.

ARTICLE III. SUPPLY AND PURCHASE OF PRODUCTS

1. IGI shall manufacture the Products exclusively for Pharmachem, and shall supply the Products exclusively to Pharmachem.

      2.    Pharmachem shall issue purchase orders for the Products to IGI, which shall: (a) set forth the quantities to be supplied, price, delivery and acceptance terms, shipping terms, and payment terms, and (b) be deemed to incorporate the terms and conditions of this Agreement. Any term or condition of a purchase order issued by Pharmachem which is inconsistent with the provisions of this Agreement shall be deemed superseded by this Agreement, unless accepted and initialed by IGI in a manner indicating IGI's unequivocal acceptance of such term or condition. Pharmachem's purchase orders for the Products shall be filled by IGI within 45 days of IGI's receipt of such orders.

3. [***]

      4.    Pharmachem shall purchase a minimum amount of $1,500,000.00 Products and Services from IGI each year during the term of this Agreement. Pharmachem's purchases of Products shall include bulk ingredients, finished products, and finished and packaged unit products. Pharmachem's purchase of research and development Services from IGI shall be applied toward this minimum annual amount (see Article V, paragraph 3 hereof). [***]

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

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ARTICLE IV. MARKETING, PROMOTION AND SALES

      1.     Pharmachem shall employ its sales force and marketing expertise to market, promote and sell the Products. Pharmachem's marketing, promotion and sales efforts shall include use of marketing materials, sales calls and product presentations.

2. IGI shall support Pharmachem's marketing, promotion and sales efforts by having, at Pharmachem's request, key IGI personnel attend business meetings and presentations arranged by Pharmachem.

3. IGI shall refer customer inquiries, leads and prospects in the exclusive channels (i.e., in the Trade Channels within the Territory) to Pharmachem.

V. RESEARCH AND DEVELOPMENT

1. IGI and Pharmachem shall collaborate on research and development for new ingredients and products and related services based on the Novasome® Technology.

      2.    In connection with such collaboration, IGI shall share with Pharmachem, relevant (a) advances and new technologies, (b) scientific and technical expertise, (c) intellectual property (e.g., patents, patent applications, trade secrets, know-how), (d) laboratory knowledge, methods, and techniques, (e) databases and search engines, (f) formulation work, (g) standard operating procedures, and (h) scientific experts.

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      3.    Pharmachem shall purchase $250,000.00 for research and development Services rendered by IGI for new ingredients and new products based on the Novasome® Technology each year during the term of this Agreement, [***]

      4.    Pharmachem shall sponsor one or more safety and efficacy studies on new ingredients and products based on the Novasome® Technology. Pharmachem may request IGI to provide advice and participate in these studies, on an as-needed basis.

ARTICLE VI. REPRESENTATIONS/OBLIGATIONS OF PHARMACHEM

      1.    Pharmachem shall not commit any act or omission that will adversely affect any rights of IGI in the Novasome® Technology, the Products, or the trademark Novasome®, and shall not attack or challenge such rights or the validity and enforceability of such rights.

2. Pharmachem shall not use or apply to register any trade name or trademark that is confusingly similar to the mark Novasome®.

3. Pharmachem shall comply with all applicable laws and regulations relating to the marketing, promotion and sale of the Products during the term of this Agreement.

      4.    Pharmachem represents that: (a) it has the legal right and power to enter into this Agreement; (b) it has taken all necessary corporate action to authorize its obligations under this Agreement; and (c) it has not entered into or undertaken any inconsistent prior agreement or obligation that would affect its ability to perform its obligations under this Agreement or impair the rights of IGI under this Agreement.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

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ARTICLE VII. REPRESENTATIONS/OBLIGATIONS OF IGI

      1.    IGI shall not enter into any new agreement after the date of this Agreement with any other person or entity which would permit marketing, promotion or sale of the Products to the exclusive field (i.e., in the Trade Channels within the Territory) during the term of this Agreement.

      2.    IGI represents that: (a) it has the right to manufacture and supply the Products to Pharmachem; (b) it has the right to sublicense to Pharmachen the right to use the trademark Novasome® in connection with the marketing, promotion and sale of the Products; (c) the trademark Novasome® is valid and enforceable and free from any liens or encumbrances that would limit any rights sublicensed hereunder to Pharmachem; and (d) to IGI's knowledge, Pharmachem will not infringe the rights of any third party by reason of Pharmachem's marketing, promotion and sale of the Products under the provisions of this Agreement.

3. IGI represents and warrants that the Products supplied to Pharmachem shall be free from defects in materials, workmanship or otherwise.

4. IGI shall comply with all applicable laws and regulations relating to the development, manufacture and supply of the Products during the term of this Agreement.

5. IGI shall not commit any act or omission that will adversely affect the rights sublicensed to Pharmachem by this Agreement.

      6.    IGI shall not attack or challenge: (a) Pharmachem's rights in any trade names or trademarks of Pharmachem that, in addition to the trademark Novasome®, may be used by Pharmachem in connection with the marketing, promotion and sale of the Products, or (b) the validity or enforceability of such rights, and shall not use or apply to register any name or mark that is confusingly similar to any of Pharmachem's said names or marks.

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      7.    IGI represents that (a) it has the legal right and power to enter into this Agreement; (b) it has taken all necessary corporate action to authorize its obligations under this Agreement; and (c) it has not entered into or undertaken any inconsistent prior agreement or obligation that would affect its ability to perform its obligations under this Agreement or impair the rights of Pharmachem under this Agreement.

ARTICLE IX. TRADEMARK QUALITY CONTROL

      1.    From time to time as reasonably requested by IGI during the term of this Agreement, Pharmachem shall provide IGI with a reasonable quantity of labels, labeling, packaging, advertising and marketing materials for the Products bearing trademark Novasome®, IGI shall have the opportunity to review and approve the manner of use of said mark on such materials. Such approval shall not be unreasonably be withheld. Materials not approved within fifteen (15) days following submission shall be deemed approved.

      2.    If IGI gives Pharmachem written notice of any objection to Pharmachem's use of trademark Novasome® in connection with Pharmachem's marketing, promotion and /or sale of the Products, Pharmachem shall be afforded a 30-day opportunity to correct the condition objected to. IGI's acceptance of the correction shall not unreasonably be withheld.

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ARTICLE X. INDEMNIFICATION

      1.    Pharmachem shall indemnify IGI and hold IGI harmless against any and all claims or losses resulting from any investigation of IGI, administrative action against IGI, or threatened or actual litigation against IGI, which are based upon Pharmachem's marketing, promotion and/or sale of the Products.

      2.    IGI shall indemnify Pharmachem and hold Pharmachem harmless against any and all claims or losses resulting from any investigation of Pharmachem, administrative action against Pharmachem, or threatened or actual litigation against Pharmachem, which are based upon or arise from the development or manufacture of the Products, or supply of the Products to Pharmachem.

ARTICLE XI. INSURANCE

1. Pharmachem shall include IGI as an additional insured on Pharmachem's pertinent product liability insurance policy during the term of this Agreement.

2. IGI shall include Pharmachem as an additional insured on IGI's pertinent product liability insurance policy during the term of this Agreement.

ARTICLE XII. TERM; TERMINATION

      1.    The initial term of this Agreement shall be one (1) year from the Effective Date hereof. After such initial term, this Agreement may be continued for successive one (1) -year terms upon agreement of the parties, unless terminated as provided below.

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      2.    Notwithstanding the provisions of paragraph 1 of this Article, either party may terminate this Agreement for a material breach of any provision hereof, upon providing 30 days' prior written notice to the other party. A party receiving notice of an alleged material breach shall have 30 days after notice to cure the breach before termination takes effect. If the alleged material breach is cured within this time frame to the satisfaction of the notifying party, there shall be no termination in the term of the Agreement.

3. Either party shall have the right to terminate this Agreement in accordance with the provisions of Article XV hereof.

4. Termination of this Agreement shall not affect any obligation imposed by the Agreement on any party before the date of termination.

5. The rights and/or obligations provided by Article VI (paragraphs 1-2), Article VII (paragraphs 4-5), and Article XV shall survive termination of this Agreement.

ARTICLE XIII. INFRINGEMENT; LEGAL ACTIONS

      1.    Pharmachem shall promptly give notice to IGI of any product, mark, name, label, packaging, advertising, promotional material or other item used by any third party of which Pharmachem becomes aware, and which Pharmachem believes may infringe IGI's or Pharmachem's rights in the Products or in the trademark Novasome®.

      2.    IGI shall have the right, but not the obligation, to take legal action against any actual, threatened or suspected action by a third party or parties which constitutes or is likely to constitute infringement of IGI's or Pharmachem's rights in the Products or in the trademark Novasome®. Pharmachem shall reasonably cooperate with IGI in the prosecution of any such action. If IGI elects not to take legal action, Pharmachem is authorized to do so, and IGI shall reasonably cooperate with Pharmachem in the prosecution of the action.

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      3.    In the event that a legal action is commenced by a third party or party against IGI or Pharmachem concerning any rights sublicensed under this Agreement, the parties shall reasonably assist one another in connection with defending the action.

ARTICLE XIV. CONFIDENTIALITY

      1.    Any commercial information, technical information and know-how regarding IGI's development or manufacture of the Products (or research, development or manufacture of new ingredients or products based on the Novasome® Technology in collaboration with IGI), that is acquired by Pharmachem during the term of this Agreement: (a) shall be kept confidential by Pharmachem, (b) shall not be disclosed by Pharmachem to any third party, and (c) shall be used by Pharmachem only for the purposes expressly authorized by this Agreement. The information covered by this paragraph includes, but is not limited to, communications, documents and materials exchanged between the parties. As used in this paragraph, "Pharmachem" includes employees and agents of Pharmachem.

      2.    Any commercial information, technical information and know-how regarding Pharmachem's marketing, promotion and sale of the Products (or research, development or manufacture of new ingredients or products based on the Novasome® Technology in collaboration with Pharmachem), that is acquired by IGI during the term of this Agreement: (a) shall be kept confidential by IGI, (b) shall not be disclosed by IGI to any third party, and (c) shall be used by IGI solely for purposes expressly authorized by this Agreement. The information covered by this paragraph includes, but is not limited to, communications, documents and materials exchanged between the parties. As used in this paragraph, "IGI" includes employees and agents of IGI.

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3. Business dealings between IGI and Pharmachem shall be kept confidential between the parties.

      4.    The mutual obligations of confidentiality provided by paragraphs 1 through 3 of the Article shall not apply if information supplied by the disclosing party: (a) has entered the public domain through no fault of the disclosing party; (b) was permitted to be disclosed by the disclosing party's prior written consent; (c) had become known to the disclosing party from another source (other than by breach of a confidentiality obligation owed to the disclosing party); (d) was made known by the disclosing party to a third party, without restrictions on its disclosure; or (e) was independently developed by the receiving party without breach of this Agreement.

      5.    The mutual obligations of confidentiality provided by paragraphs 1 through 3 of this Article shall not apply if disclosure of confidential information is required by a subpoena, court order or other judicial or administrative process, provided that the party being required to disclose shall promptly notify the other party in advance of such disclosure in sufficient time to permit the other party to seek a protective order to protect the confidential information at issue.

ARTICLE XV. BANKRUPTCY

      In the event during the term of this Agreement either party files a petition in bankruptcy, or is adjudicated a bankrupt, or makes an assignment for the benefit of its creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding in accordance with the laws of the applicable jurisdiction, or if it discontinues its business, or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets, the other party can, at its sole election, terminate this Agreement forthwith by written notice.

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ARTICLE XVI. RELATIONSHIP OF THE PARTIES

      The relationship of the parties is one of independent contractors. Acts of the parties under this Agreement shall not create any agency, partnership, employer/employee, master/servant, joint venture, franchise or other relationship between IGI and Pharmachem.

ARTICLE XVII. ASSIGNMENT

      This Agreement may not be assigned by any party without the prior written consent of the other party, provided that such consent shall not unreasonably be withheld in the case of successor in ownership of all or substantially all of the assigning party's business and assets. No assignment shall be binding and valid unless and until the assignee expressly assumes in writing all the duties and obligations of the assignor hereunder. Notwithstanding the foregoing, Pharmachem shall be permitted to assign its rights under and pursuant to this Agreement to a subsidiary or other affiliated entity of Pharmachem without the consent of IGI, which is hereby deemed given.

ARTICLE XVIII. WAIVER

      Any waiver by either party of any breach or default of the other party under the provisions of this Agreement shall not (a) affect or impair any other right or obligation provided by this Agreement, or (b) constitute a waiver of any subsequent breach or default.

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ARTICLE IX. FORCE MAJEURE

      Neither party shall be liable to the other party for any delay or non-performance of an obligation under this Agreement (or any part thereof) by reason of any fire, flood, natural catastrophe, civil disturbance, strike, war, insurrection, act of terrorism, sabotage, blockade, application of laws or regulations, government acts or demands, other events normally considered Acts of God, or any other cause beyond the non-performing party's control. Should such an event occur, the party claiming the existence of such an event shall promptly notify the other party of the occurrence and nature of the event.

ARTICLE XX. ENTIRE UNDERSTANDING

      This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations or undertakings, either verbal or written, between the parties relating thereto, except as otherwise expressly provided therein. Nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party any license or other right besides that expressly stated hereunder.

ARTICLE XXI. AMENDMENT OR MODIFICATION

No amendment or modification hereof shall be valid or binding upon the parties unless it is in writing and signed by each party or its authorized representative.

ARTICLE XXII. SEPARABLE PROVISIONS

      If any provision of this Agreement is held invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

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ARTICLE XXIII. COMMUNICATIONS

All notices and other communications sent under any provision of this Agreement shall be addressed to Pharmachem and Licensee at the addresses set forth below:

For IGI:	For Pharmachem:

Nadya Lawrence	Emilie Shishido
IGI Laboratories, Inc.	Pharmachem Laboratories, Inc.
105 Lincoln Avenue	265 Harrison Avenue
Buena, New Jersey 08310	Kearny, New Jersey 07032

2. All notices provided for in this Agreement shall be in writing and shall be effective when received.

ARTICLE XXIV. GOVERNING LAW

      This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of New Jersey, United States of America, without regard to conflicts of law principles.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date written above.

IGI, INC.

By	/s/ Rajiv Mathur

Title	President and CEO

Signed	08/21/07

PHARMACHEM LABORATORIES, INC.

By	/s/ Cal A MacInty

Title	Vice President

Signed	08/21/07

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